Inland Real Estate Corporation
2901 Butterfield Road
Oak Brook, IL 60523
(888) 331-4732
www.inlandrealestate.com

  News Release

Inland Real Estate Corporation (Investors/Analysts):	Inland Communications, Inc. (Media):
Dawn Benchelt, Investor Relations Director	Matthew Tramel, Media Relations Director
(630) 218-7364	(630) 218-8000 x4896
benchelt@inlandrealestate.com	tramel@inlandgroup.com

Inland Real Estate Corporation

Reports Third Quarter 2010 Results

OAK BROOK, IL (November 3, 2010) – Inland Real Estate Corporation (NYSE: IRC) today announced financial and operational results for the three and nine months ended September 30, 2010.

Key Points

•

Funds from Operations ("FFO") per common share, adjusted for non-cash impairment charges and gains on extinguishment of debt in each period, was $0.19 for the quarter ended September 30, 2010, compared to $0.25 per share for the prior year quarter.

•

FFO per common share was $0.19 for the quarter ended September 30, 2010, compared to $0.09 per share for the third quarter of 2009.

•

Leased occupancy for the total portfolio increased for the third consecutive quarter.  At September 30, 2010, total portfolio leased occupancy, excluding seasonal leases was 93.4 percent, an increase of 100 basis points over prior quarter and 40 basis points over third quarter 2009.

•

Solid leasing activity recorded for nine-month period, with 262 leases executed for rental of more than 1.4 million square feet in total portfolio, representing increases of 14.4 percent in transaction volume and 12.5 percent in square feet leased over same period in 2009.

•

Average base rent for new and renewal leases signed in total portfolio increased 12.0 percent and 6.6 percent, respectively, over expiring rates for the quarter.

•

Company's joint venture with IREX acquired four commercial properties with aggregate acquisition value of $49.8 million during the quarter.  Subsequent to quarter close, Company's joint venture with PGGM acquired grocer-anchored community center in Minnesota for $11.9 million.

•

Company completed tender and exchange offer for $44.2 million aggregate principal amount of its outstanding 4.625 percent convertible senior notes due 2026, repurchasing for cash $15 million aggregate principal amount at par and exchanging $29.2 million in principal for new 5 percent convertible senior notes due 2029.

•

Company improved its capital position by addressing $500 million of debt year to date, including all 2010 consolidated debt maturities.

Financial Results for the Quarter

For the quarter ended September 30, 2010, FFO was $16.0 million, compared to $7.9 million for the quarter ended September 30, 2009.  No adjustments to FFO for the impact of non-cash impairment charges or gains on extinguishment of debt were recorded in the quarter.

On a per share basis, FFO was $0.19 (basic and diluted) for the quarter, compared to FFO of $0.09 and FFO adjusted for non-cash impairment charges and gains on extinguishment of debt, of $0.25 for the third quarter of 2009.

The increase in FFO was primarily due to aggregate non-cash impairment charges, net of taxes, of $14.2 million recorded in the third quarter of 2009 versus no impairment charges recorded for the third quarter of 2010.  The increase was partially offset by higher interest expense for the quarter related to the renewal of the Company’s unsecured credit facilities and gaining control of ownership of a property previously held in the NYSTRS joint venture.  The increase in FFO was also offset by no gain on extinguishment of debt recorded for the quarter versus a gain on extinguishment of debt of $0.9 million in the prior year period.

Net income available to common stockholders for the third quarter of 2010 was $5.4 million, compared to a net loss of $8.4 million for the quarter ended September 30, 2009.  On a per share basis, net income available to common stockholders was $0.06 (basic and diluted) for the quarter, compared to net loss of $0.10 for the third quarter of 2009.  Net income was impacted by the same items that impacted FFO.  In addition, net income increased due to a gain from change in control of investment properties of $5.1 million recorded in the quarter related to the Company gaining control of full ownership of Algonquin Commons (formerly owned through the NYSTRS joint venture).

Reconciliations of FFO and adjusted FFO to net income (loss) available to common stockholders, as well as FFO per share and FFO, adjusted per share to net income (loss) available to common stockholders per share, are provided at the end of this press release.

The Company adjusts FFO for the impact of non-cash impairment charges, net of taxes and gains on extinguishment of debt recorded in comparable periods in order to present the performance of its core portfolio operations.

Financial Results for Nine Months Ended September 30, 2010

For the nine months ended September 30, 2010, FFO was $33.1 million, compared to $48.6 million for the same period of 2009.  On a per share basis, FFO for the nine-month period was $0.39 (basic and diluted), compared to $0.63 for the nine months ended September 30, 2009.

For the nine months ended September 30, 2010, the Company recorded aggregate non-cash impairment charges, net of taxes, of $20.6 million related to unconsolidated development joint venture projects to reflect the investments at fair value.  By comparison, for the same nine-month period of 2009, the Company recorded aggregate non-cash impairment charges, net of taxes, of $18.6 million, which were partially offset by a gain on extinguishment of debt of $6.9 million related to the repurchase of its convertible senior notes at a discount to face value.

FFO, adjusted for non-cash impairment charges, net of taxes, and gains on extinguishment of debt, was $53.8 million for the nine months ended September 30, 2010, compared to $60.2 million for the same nine-month period of 2009.  On a per share basis, FFO adjusted for those items was $0.63 per share (basic and diluted), compared to $0.79 per share for the same period in 2009.  The decrease in FFO for the nine-month period was due primarily to a decrease in rental and lease termination income, as well as an increase in real estate tax expense, partially offset by an increase in gains on sales of investment securities and interests in IREX joint venture properties.  Additionally, the decrease in per share amounts was due to an increase in weighted average shares outstanding related to the Company’s 2009 equity offering.

Net loss available to common stockholders for the nine months ended September 30, 2010 was $4.3 million, compared to net income of $2.4 million for the same period of 2009.  On a per share basis, net loss available to common stockholders was $0.05 (basic and diluted) for the nine-month period, compared to net income of $0.03 for the same period of 2009.  In addition to the items that negatively impacted FFO adjusted, net income declined due to the aforementioned increase in non-cash impairment charges as well as no gains on extinguishment of debt recorded for the nine-month period.  The decline in net income was partially offset by higher gains on the sale of investment properties and a decrease in depreciation and amortization expense.

“Our focus throughout this year has been to strengthen our financial position and to improve portfolio operations and occupancy,” said Mark Zalatoris, Inland Real Estate Corporation’s president and chief executive officer. “These actions are essential to establishing a solid platform for future growth.  With regard to the balance sheet, we have addressed $500 million of debt maturities to date this year, including a fully-committed loan expected to close November 8, 2010 for the remaining 2010 secured maturity.  We also recorded a third consecutive quarter of gains in total portfolio leased occupancy. The improvement in portfolio performance is the direct result of the effective asset repositioning tactics taking place and point toward future income growth.”

Zalatoris added, “In addition, we are pleased with the strong transaction activity within our IREX and PGGM joint ventures, which we expect will generate additional fee income for the Company over time.  Within a slowly recovering economy we will continue to take prudent steps to enhance the long-term value of the Company for investors.”

Portfolio Performance
The Company evaluates its overall portfolio by analyzing the operating performance of properties that have been owned and operated for the same three and nine-month periods during each year.  A total of 116 of the Company’s investment properties satisfied this criterion during these periods and are referred to as “same store” properties.  Four properties contributed to the PGGM joint venture and two consolidated properties sold during the quarter were removed from the three and nine-month same store comparisons.  A reconciliation of same store net operating income to net income (loss) available to common stockholders is provided in the Company’s supplemental information.

For the quarter, same store net operating income (NOI), a supplemental non-GAAP measure used to measure the performance of the Company’s investment properties, for the consolidated portfolio was $24.7 million, a decrease of 10.2 percent compared to $27.5 million in the third quarter of 2009.  For the nine months ended September 30, 2010, same store net operating income was $73.2 million, a decrease of 9.7 percent compared to $81.1 million for the prior year period.  Same store NOI declined from prior periods primarily due to lower financial occupancy, extended store opening timelines, longer abatement periods on new leases and a decrease in lease termination income.  In addition to the aforementioned items, same store NOI for the nine-month period also declined due to increased real estate tax expense.

As of September 30, 2010, financial occupancy for the Company’s consolidated same store portfolio, excluding seasonal leases was 89.6 percent, compared to 89.3 percent as of June 30, 2010, and 90.6 percent as of September 30, 2009.

Leasing
For the quarter ended September 30, 2010, the Company executed 64 leases within the total portfolio aggregating 326,790 square feet of gross leasable area (GLA).  This included 36 renewal leases comprising 185,524 square feet of GLA with an average rental rate of $15.94 per square foot and representing an increase of 6.6 percent over the average expiring rate.  Fourteen new leases and 14 non-comparable leases aggregating 141,266 square of GLA were signed during the quarter.  New leases had an average rental rate of $17.84 per square foot, representing an increase of 12.0 percent from the average expiring rental rate; the non-comparable leases were signed with an average rental rate of $11.69 per square foot.  Non-comparable leases represent leases signed for expansion square footage, or for space in which there was no former tenant in place for one year or more.  On a blended basis, the 50 new and renewal leases signed during the quarter had an average rental rate of $16.31 per square foot, representing an increase of 7.7 percent over the average expiring rate.

Leased occupancy for the total portfolio, excluding seasonal leases was 93.4 percent as of September 30, 2010, compared to 92.4 percent as of June 30, 2010, and 93.0 percent as of September 30, 2009.  Financial occupancy for the total portfolio, excluding seasonal leases was 90.7 percent as of September 30, 2010, compared to 90.2 percent as of June 30, 2010, and 91.8 percent as of September 30, 2009.

EBITDA, Balance Sheet, Liquidity and Market Value
Earnings before interest, taxes, depreciation and amortization (EBITDA) was $29.5 million for the quarter, compared to EBITDA of $16.9 million and EBITDA adjusted for gains on extinguishment of debt and non-cash impairment charges, of $31.9 million for the third quarter of 2009.  For the nine months ended September 30, 2010, EBITDA was $68.1 million, compared to EBITDA of $82.5 million for the same period in 2009.  EBITDA adjusted for gains on extinguishment of debt and non-cash impairment charges, was $88.6 million for the nine months ended September 30, 2010, compared to $95.8 million for the prior year period.  A definition and reconciliation of EBITDA and adjusted EBITDA to income (loss) from continuing operations is provided at the end of this news release.

EBITDA coverage of interest expense, adjusted for non-cash impairment charges was 2.2 times for the quarter ended September 30, 2010, compared to 3.0 times for the prior quarter and 2.9 times for the third quarter of 2009.  The Company has provided EBITDA and related non-GAAP coverage ratios because it believes such disclosure provides a supplemental measure in evaluating the Company’s operating performance in that it excludes expenses that may not be indicative of operating performance.

In the quarter the Company strengthened its balance sheet by completing a tender/exchange offer for its outstanding 4.625 percent convertible senior notes due 2026.  Through the tender/exchange, the Company extended by three years the maturity date of $29.2 million of principal amount in the 4.625 percent convertible notes by exchanging the notes for new 5.0 percent convertible senior notes due 2029.  The Company also repurchased $15 million of principal amount of the 4.625 percent convertible notes at par via the tender/exchange.  Inclusive of amounts repurchased in the tender/exchange, to date the Company has permanently retired $70 million of principal in the 4.625 percent convertible notes.  Subsequent to the completion of the tender/exchange, approximately $80.8 million of the original $180 million issuance of 4.625 percent convertible notes remains outstanding.

With regard to secured debt maturities, during the quarter the Company paid off a $5.7 million loan on Springboro Plaza, which was subsequently sold.  The Company also addressed $37.0 million of debt maturing in 2010 by refinancing five properties, paying off two loans and substituting two properties with one new $31.6 million loan.  After the close of the quarter, the Company paid off two additional mortgage loans on two properties totaling $9.2 million and is scheduled to close on November 8, 2010, a $63.6 million loan which will refinance its last remaining 2010 secured debt maturity and place new financing on three other properties.  Inclusive of post quarter close activity, the Company has addressed all 2010 debt maturities.

As of September 30, 2010, the Company had an equity market capitalization of $718.2 million and total debt outstanding of $950.5 million (including the pro-rata share of debt in unconsolidated joint ventures) for a total market capitalization of approximately $1.7 billion and a debt-to-total market capitalization of 57.0 percent.  Including the convertible notes, 59.7 percent of consolidated debt bears interest at fixed rates.  As of September 30, 2010, the weighted average interest rate on this debt was 5.1 percent.  The Company had $120.0 million outstanding on its unsecured line of credit facility at the end of the quarter.

The Company sold approximately $6.3 million of its common stock through its At The Market (ATM) equity issuance program during the quarter.  Proceeds from ATM offerings were used for growth opportunities, including acquisitions for the Company’s joint venture with IREX.

Dispositions

During the quarter the Company sold for $7.1 million Springboro Plaza in Springboro, Ohio.  The Company also sold for $8.0 million Northgate Center in Sheboygan, Wisconsin.

Joint Venture Activity

During the quarter the Company also sold through development joint ventures a 7,407-square-foot, 100 percent leased multi-tenant building on a 1.6 acre outparcel at the Savannah Crossing development for $2.4 million and a 0.8 acre land parcel at the North Aurora Towne Centre development for $260,000.

With regard to the Company’s new asset-based joint venture with PGGM, during the quarter PGGM contributed $20 million of equity and the Company contributed four consolidated retail centers with an approximate value of $45 million to the venture.  The Company also contributed The Point at Clark retail center, which was acquired in June for $28.8 million.  The Company had acquired the property with a view towards ultimately contributing it to the joint venture.

After the close of the quarter, the PGGM joint venture purchased Diffley Marketplace, a new 62,576-square-foot community retail center in the Minneapolis-St. Paul metro area for $11.9 million.  The center is anchored by Cub Foods, a Midwest market-leading value grocer owned by Supervalu, Inc.  Simultaneous with the closing, the joint venture placed a 3.94 percent fixed-rate loan in the amount of $5.8 million on the property.  The Company funded its equity contribution with proceeds received from its initial property contributions to the PGGM joint venture.

The Company's joint venture with IREX acquired in separate transactions four properties with an aggregate acquisition value of approximately $50.0 during the quarter.  As previously announced, the IRC-IREX joint venture purchased the following three properties: for $18.0 million, the 118,000-square-foot Farnam Tech Center in Omaha, Nebraska, which is 100 percent leased to TD Ameritrade and Prime Therapeutics; for $11.7 million, a 61,000-square-foot, single-tenant retail property in a suburb of Madison, Wisconsin, which is leased to Copps Food Center (owned by Roundy’s Supermarkets, Inc.); and for $11.3 million, the 116,430-square-foot Harbor Square Plaza in Port Charlotte, Florida, which is 100 percent leased to Kohl’s (under a ground lease) and PetSmart.  In addition, on September 24, 2010, the IRC-IREX joint venture purchased for $8.8 million a 36,773-square-foot new construction office building in the Boise, Idaho metro area, which is 100 percent leased to the University of Phoenix.

The portfolio of IRC-IREX joint venture properties currently being marketed to investors includes four Bank of America office buildings (two offerings comprised of two properties each) and the Farnam Tech Center.  As of the end of October, through sales of interests to investors the Company had recouped 94 percent of its original equity investment in the Bank of America properties and 98 percent of its equity investment in the Farnam Tech Center.

Dividends

In August, September and October 2010, the Company paid monthly cash dividends to stockholders of $0.0475 per common share.  The Company also declared a cash distribution of $0.0475 per common share, payable on November 17, 2010 to common shareholders of record at the close of business on November 1, 2010.  The Company expects to continue to pay monthly cash dividends at the existing rate through the remainder of 2010.

Guidance:

The Company reiterated that it anticipates a consolidated same store net operating income decrease of 6 percent to 8 percent for 2010.  FFO per common share (basic and diluted), adjusted for non-cash impairment charges, net of taxes, and gains on extinguishment of debt for fiscal year 2010 is projected to be in the range of $0.80 to $0.87.

Conference Call/Webcast
Management will host a conference call to discuss the Company’s financial and operational results on Wednesday, November 3, 2010 at 2:00 p.m. CT (3:00 p.m. ET).  Hosting the conference call will be Mark Zalatoris, President and Chief Executive Officer, Brett Brown, Chief Financial Officer, and Scott Carr, President of Property Management. The live conference call can be accessed by dialing 1-877-317-6789 (toll free) for callers within the United States, 1-866-605-3852 (toll free) for callers dialing from Canada, or 1-412-317-6789 for other international callers.  The conference call also will be available via live webcast on the Company’s website at www.inlandrealestate.com.  The conference call will be recorded and available for replay one hour after the end of the live event through 8:00 a.m. CT (9:00 a.m. ET) on November 15, 2010.  Interested parties can access the replay of the conference call by dialing 1-877-344-7529 or 1-412-317-0088 for international callers, and entering the replay passcode 445113#.  An online playback of the webcast will be archived for approximately one year in the investor relations section of the Company’s website.

About Inland Real Estate Corporation
Inland Real Estate Corporation is a self-administered and self-managed publicly traded real estate investment trust (REIT) that currently owns interests in 144 open-air neighborhood, community, power, and lifestyle shopping centers and single tenant properties located primarily in the Midwestern United States, with aggregate leasable space of more than 14 million square feet.  Additional information on Inland Real Estate Corporation, including a copy of the Company’s supplemental financial information for the three and nine months ended September 30, 2010, is available at www.inlandrealestate.com.

Certain statements in this press release constitute "forward-looking statements" within the meaning of the Federal Private Securities Litigation Reform Act of 1995.  These forward-looking statements are not historical facts but are the intent, belief or current expectations of our management based on their knowledge and understanding of the business and industry, the economy and other future conditions. These statements are not guarantees of future performance, and investors should not place undue reliance on forward-looking statements. Actual results may differ materially from those expressed or forecasted in the forward-looking statements due to a variety of risks, uncertainties and other factors, including but not limited to the factors listed and described under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2009, as may be updated or supplemented by our Form 10-Q filings.  These factors include, but are not limited to: market and economic challenges experienced by the U.S. economy or real estate industry as a whole, including dislocations and liquidity disruptions in the credit markets; the inability of tenants to continue paying their rent obligations due to bankruptcy, insolvency or a general downturn in their business; competition for real estate assets and tenants; impairment charges; the availability of cash flow from operating activities for distributions and capital expenditures; our ability to refinance maturing debt or to obtain new financing on attractive terms; future increases in interest rates; actions or failures by our joint venture partners, including development partners; and other factors that could affect our ability to qualify as a real estate investment trust.  We undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results.

INLAND REAL ESTATE CORPORATION
Consolidated Balance Sheets
September 30, 2010 and December 31, 2009
(In thousands except per share data)

	September 30, 2010 (unaudited)	December 31, 2009
Assets:

Investment properties:
Land	$339,848	333,433
Construction in progress	425	322
Building and improvements	978,963	921,461

	1,319,236	1,255,216
Less accumulated depreciation	317,201	308,785

Net investment properties	1,002,035	946,431

Cash and cash equivalents	9,574	6,719
Investment in securities	9,150	11,045
Accounts receivable, net	36,608	42,545
Investment in and advances to unconsolidated joint ventures	107,608	125,189
Acquired lease intangibles, net	37,436	14,438
Deferred costs, net	16,275	8,147
Other assets	13,497	10,914

Total assets	$1,232,183	1,165,428

Liabilities:

Accounts payable and accrued expenses	$40,285	29,461
Acquired below market lease intangibles, net	10,721	2,319
Distributions payable	3,891	4,017
Mortgages payable	390,357	384,468
Unsecured credit facilities	270,000	185,000
Convertible notes	110,002	123,789
Other liabilities	9,895	11,183

Total liabilities	835,151	740,237

Commitments and contingencies

Stockholders' Equity:

Preferred stock, $0.01 par value, 6,000 Shares authorized; none issued and outstanding at September 30, 2010 and December 31, 2009, respectively	-	-
Common stock, $0.01 par value, 500,000 Shares authorized; 86,429 and 84,560 Shares issued and outstanding at September 30, 2010 and December 31, 2009, respectively	864	846
Additional paid-in capital (net of offering costs of $64,948 and $64,472 at September 30, 2010 and December 31, 2009, respectively)	763,678	749,156
Accumulated distributions in excess of net income	(370,875)	(330,214)
Accumulated other comprehensive income	3,133	3,710

Total stockholders' equity	396,800	423,498

Noncontrolling interest	232	1,693

Total equity	397,032	425,191

Total liabilities and stockholders' equity	$1,232,183	1,165,428

INLAND REAL ESTATE CORPORATION
Consolidated Statements of Operations

For the three and nine months ended September 30, 2010 and 2009 (unaudited)

 (In thousands except per share data)

	Three months ended September 30, 2010	Three months ended September 30, 2009	Nine months ended September 30, 2010	Nine months ended September 30, 2009
Revenues:
Rental income	$30,273	29,409	87,298	89,197
Tenant recoveries	9,671	10,391	31,874	32,714
Other property income	559	1,325	1,527	3,131
Fee income from unconsolidated joint ventures	915	679	2,422	2,514
Total revenues	41,418	41,804	123,121	127,556

Expenses:
Property operating expenses	6,248	6,296	22,112	21,625
Real estate tax expense	8,619	8,018	25,678	23,760
Depreciation and amortization	12,397	12,234	32,649	35,689
Provision for asset impairment	-	2,095	17,991	3,918
General and administrative expenses	3,258	3,240	10,485	9,689
Total expenses	30,522	31,883	108,915	94,681

Operating income	10,896	9,921	14,206	32,875

Other income	766	876	4,204	1,594
Gain on sale of investment properties	-	-	-	341
Gain from change in control of investment properties	5,122	-	5,122	-
Gain on sale of joint venture interest	851	407	2,861	1,773
Gain on extinguishment of debt	-	882	-	6,931
Impairment of investment securities	-	(156)	-	(2,660)
Interest expense	(10,751)	(8,058)	(25,535)	(26,263)
Income before income tax benefit (expense) of taxable REIT subsidiary, equity in loss of unconsolidated joint ventures, discontinued operations and income attributable to noncontrolling interest	6,884	3,872	858	14,591

Income tax benefit (expense) of taxable REIT subsidiary	(313)	1,297	(934)	895
Equity in loss of unconsolidated joint ventures	(593)	(13,454)	(4,192)	(15,560)
Income (loss) from continuing operations	5,978	(8,285)	(4,268)	(74)
Income (loss) from discontinued operations	(521)	28	219	2,752
Net income (loss)	5,457	(8,257)	(4,049)	2,678

Less: Net income attributable to the noncontrolling interest	(70)	(121)	(232)	(296)
Net income (loss) available to common stockholders	5,387	(8,378)	(4,281)	2,382

Other comprehensive income (expense):
Unrealized gain on investment securities	545	2,446	1,338	3,331
Reversal of unrealized (gain) loss to realized (gain) loss on investment securities	(433)	156	(1,976)	2,660
Unrealized gain on derivative instruments	-	100	61	310

Comprehensive income (loss)	$5,499	(5,676)	(4,858)	8,683

Basic and diluted earnings available to common shares per weighted average common share:

Income (loss) from continuing operations	$0.07	(0.10)	(0.05)	-
Income (loss) from discontinued operation	(0.01)	-	-	0.03
Net income (loss) available to common stockholders per weighted average common share – basic and diluted	$0.06	(0.10)	(0.05)	0.03

Weighted average number of common shares outstanding – basic	85,787	84,292	85,518	76,454
Weighted average number of common shares outstanding – diluted	85,876	84,356	85,601	76,512

Non-GAAP Financial Measures

We consider FFO a widely accepted and appropriate measure of performance for a REIT.  FFO provides a supplemental measure to compare our performance and operations to other REITs.  Due to certain unique operating characteristics of real estate companies, NAREIT has promulgated a standard known as FFO, which it believes more accurately reflects the operating performance of a REIT such as ours.  As defined by NAREIT, FFO means net income computed in accordance with U.S. GAAP, excluding gains (or losses) from sales of operating property, plus depreciation and amortization and after adjustments for unconsolidated partnership and joint ventures in which the REIT holds an interest.  We have adopted the NAREIT definition for computing FFO.  Management uses the calculation of FFO for several reasons.  We use FFO in conjunction with our acquisition policy to determine investment capitalization strategy and we also use FFO to compare our performance to that of other REITs in our peer group.  Additionally, FFO is used in certain employment agreements to determine incentives payable by us to certain executives, based on our performance.  The calculation of FFO may vary from entity to entity since capitalization and expense policies tend to vary from entity to entity.  Items that are capitalized do not impact FFO whereas items that are expensed reduce FFO.  Consequently, our presentation of FFO may not be comparable to other similarly titled measures presented by other REITs.  FFO does not represent cash flows from operations as defined by U.S. GAAP, it is not indicative of cash available to fund all cash flow needs and liquidity, including our ability to pay distributions and should not be considered as an alternative to net income, as determined in accordance with U.S. GAAP, for purposes of evaluating our operating performance.  The following table reflects our FFO and adjusted FFO for the periods presented, reconciled to net income (loss) available to common stockholders for these periods.  The Company adjusts FFO for the impact of non-cash impairment charges, net of taxes and gains on extinguishment of debt recorded in comparable periods in order to present the performance of its core portfolio operations.

	Three months ended September 30, 2010	Three months ended September 30, 2009	Nine months ended September 30, 2010	Nine months ended September 30, 2009

Net income (loss) available to common stockholders	$5,387	(8,378)	(4,281)	2,382
(Gain) loss on sale of investment properties	138	-	(383)	(2,349)
Gain from change in control of investment properties	(5,122)	-	(5,122)	-
Equity in depreciation and amortization of unconsolidated joint ventures	3,229	3,951	10,169	12,458
Amortization on in-place lease intangibles	1,990	564	3,124	2,230
Amortization on leasing commissions	280	283	806	1,111
Depreciation, net of noncontrolling interest	10,066	11,472	28,823	32,718

Funds From Operations	15,968	7,892	33,136	48,550

Gain on extinguishment of debt	-	(882)	-	(6,931)
Impairment loss, net of taxes:
Provision for asset impairment	-	2,095	17,991	3,918
Impairment of investment securities	-	156	-	2,660
Provision for asset impairment included in equity in loss of unconsolidated joint ventures	-	13,635	2,498	13,635
Provision for income taxes:
Tax expense related to current impairment charges, net of valuation allowance	-	(1,638)	147	(1,638)

Funds From Operations, adjusted	$15,968	21,258	53,772	60,194

Net income (loss) available to common stockholders per weighted average common share – basic and diluted	$0.06	(0.10)	(0.05)	0.03

Funds From Operations, per weighted average common share – basic and diluted	$0.19	0.09	0.39	0.63

Funds From Operations, adjusted, per weighted average common share – basic and diluted	$0.19	0.25	0.63	0.79

Weighted average number of common shares outstanding, basic	85,787	84,292	85,518	76,454

Weighted average number of common shares outstanding, diluted	85,876	84,356	85,601	76,512

EBITDA is defined as earnings (losses) from operations excluding: (1) interest expense; (2) income tax benefit or expenses; (3) depreciation and amortization expense; and (4) gains (loss) on non-operating property.  We believe EBITDA is useful to us and to an investor as a supplemental measure in evaluating our financial performance because it excludes expenses that we believe may not be indicative of our operating performance.  By excluding interest expense, EBITDA measures our financial performance regardless of how we finance our operations and capital structure.  By excluding depreciation and amortization expense, we believe we can more accurately assess the performance of our portfolio.  Because EBITDA is calculated before recurring cash charges such as interest expense and taxes and is not adjusted for capital expenditures or other recurring cash requirements, it does not reflect the amount of capital needed to maintain our properties nor does it reflect trends in interest costs due to changes in interest rates or increases in borrowing.  EBITDA should be considered only as a supplement to net earnings and may be calculated differently by other equity REITs.

	Three months ended September 30, 2010	Three months ended September 30, 2009	Nine months ended September 30, 2010	Nine months ended September 30, 2009

Income (loss) from continuing operations	$5,978	(8,285)	(4,268)	(74)
Gain on sale of property	(45)	(847)	(45)	(1,188)
Gain from change in control of investment properties	(5,122)	-	(5,122)
Net income attributable to noncontrolling interest	(70)	(121)	(232)	(296)
Income (loss) from discontinued operations, excluding gains	(383)	28	(164)	744
Income tax (benefit) expense of taxable REIT subsidiary	313	(1,297)	934	(895)
Interest expense	10,751	8,058	25,535	26,263
Interest expense associated with discontinued operations	255	154	555	462
Interest expense associated with unconsolidated joint ventures	2,118	2,813	7,702	8,676
Depreciation and amortization	12,397	12,234	32,649	35,689
Depreciation and amortization associated with discontinued operations	87	173	435	638
Depreciation and amortization associated with unconsolidated joint ventures	3,218	3,952	10,158	12,459

EBITDA	$29,497	16,862	68,137	82,478

Gain on extinguishment of debt	-	(882)	-	(6,931)
Impairment of investment securities	-	156	-	2,660
Provision for asset impairment	-	2,095	17,991	3,918
Provision for asset impairment included in equity in loss of unconsolidated joint ventures	-	13,635	2,498	13,635

EBITDA, adjusted	$29,497	31,866	88,626	95,760

Total Interest Expense	$13,124	11,025	33,792	35,401

EBITDA: Interest Expense Coverage Ratio	2.2 x	1.5 x	2.0 x	2.3 x

EBITDA: Interest Expense Coverage Ratio, adjusted	2.2 x	2.9 x	2.6 x	2.7 x